News Release

Media Contact:
Al Butkus -	(816) 467-3616
Media Relations -	(816) 467-3000
Investor Contact:
Neala Clark -	(816) 467-3562

AQUILA REPORTS FOURTH QUARTER AND YEAR-END NET LOSS,

REFLECTING CONTINUED RESTRUCTURING AS COMPANY

FOCUSES ON CORE UTILITY OPERATIONS

Today’s Conference Call and Webcast Set for 10:30 a.m. Eastern Time

        KANSAS CITY, MO, March 10, 2004 – Aquila, Inc. (NYSE: ILA) today reported a fully diluted loss of $.18 per share for the fourth quarter of 2003, or a net loss of $34.0 million. Sales totaled $461.8 million for the quarter. The quarterly loss is primarily due to costs in Capacity Services and higher interest expense. In the fourth quarter of 2002, Aquila had a loss of $5.22 per fully diluted share, or a net loss of $977.9 million, and sales of $321.8 million. Discontinued operations had earnings of $2.7 million in the 2003 quarter and a loss of $214.8 million a year earlier.

        The company reported a fully diluted loss of $1.73 per share for full year 2003, or a net loss of $336.4 million. Sales were $1.7 billion. The year’s net loss was primarily due to restructuring charges, impairment charges and net loss on sale of assets, margin losses incurred during the wind-down of Aquila’s merchant trading portfolio, the recent $26.5 million settlement with the Commodity Futures Trading Commission and higher interest costs. In 2002, Aquila reported a fully diluted loss of $12.83 per share, or $2.1 billion, with sales of $2.0 billion.

        Most of the charges and margin losses in 2003 were related to execution of Aquila’s ongoing plan to refocus on its core utility operations. During the year, Aquila continued to sell non-core assets, including all its remaining international investments, and wind down its merchant trading portfolio. Discontinued operations recorded a profit of $14.2 million, or $.07 per fully diluted share, for 2003 compared to a loss of $326.1 million, or $2.02 per share, in 2002.

        “Our core domestic utility business remains sound,” said Richard C. Green, Aquila chairman and chief executive officer. “We’re concentrating now on taking it to the next level in terms of customer service, efficiency and effectiveness.”

        Several significant steps must still be successfully completed to continue to take the company toward financial recovery, Green said. These include: completing the pending sales of its interests in 12 independent power projects and its Canadian operations; restructuring or settling remaining tolling agreements; continuing to wind down the company’s energy trading portfolio and recovering related collateral; paying down debt and improving liquidity to strengthen the balance sheet; and obtaining utility rate relief.

Restructuring Charges

        Aquila recorded restructuring charges of $28.2 million for the year ended December 31, 2003, as described in the table below.

	Year Ended December 31,
In millions	2003	2002
Domestic Networks:
Severance costs	$2.1	$16.2
Disposition of corporate aircraft	--	5.1

Total Domestic Networks	2.1	21.3

Capacity Services:
Interest rate swap reductions	23.1	6.2

Total Capacity Services	23.1	6.2

Wholesale Services:
Severance costs	--	30.6
Retention payments	2.2	30.5
Lease agreements	(.2)	38.5
Writedown of leasehold improvements and equipment	--	58.8
Loss on termination of aggregator loan program	--	9.0
Disposition of corporate aircraft	--	2.0
Other	(.4)	4.4

Total Wholesale Services	1.6	173.8

Corporate and Other severance costs	1.4	8.9

Total restructuring charges	$28.2	$210.2

Impairment Charges and Net Loss on Sale of Assets

        Aquila recorded impairment charges and net loss on sale of assets of $194.7 million in 2003 and $1,571.5 million in 2002. Most of the 2003 amount was in Capacity Services, reflecting the exit from the Acadia tolling agreement and the pending sale of interests in independent power plants. The impairment charges and net loss on sale of assets are listed below:

	Year Ended December 31,
In millions	2003	2002
Domestic Networks:
Investment in Quanta Services	$--	$696.1
Everest Connections and other communications
investments	1.1	227.6
Gas distribution system	.9	9.0
Other	(2.2)	--

Total Domestic Networks	(.2)	932.7

International Networks:
Midlands Electricity	4.0	247.5
Australia	1.8	127.2
Other	--	(3.0)

Total International Networks	5.8	371.7

Capacity Services:
Acadia tolling agreement	105.5	--
Turbines	(5.1)	42.1
Independent power plants	87.9	--
Exit from Lodi gas storage investment	--	21.9
Termination of Cogentrix acquisition	--	12.2
Capacity Services goodwill	--	2.6
Other	.8	6.2

Total Capacity Services	189.1	85.0

Wholesale Services:
Wholesale Services goodwill	--	178.6
Other	--	3.5

Total Wholesale Services	--	182.1

Total impairment charges and net loss on sale of	$194.7	$1,571.5
assets (a)

(a)	During 2003 and 2002, Aquila also incurred impairment charges and net losses on asset sales of $47.5 million and $438.2 million, respectively, that are reflected in discontinued operations and are not included in the table above.

Asset Sales –2002-2004

        Since early 2002, Aquila has completed a large number of asset sales as part of its program to enhance its liquidity and dispose of non-core assets. Asset sales through March 9, 2004 were as follows:

Gross
In millions	Proceeds
2002
Total asset sales in 2002	$1,349.5

2003
AlintaGas	97.0
United Energy and Multinet Gas	525.0

Total asset sales in 2003	622.0

2004
Midlands Electricity	55.5

Total asset sales in 2004 to date	55.5

Total asset sales since 1/1/02	$2,027.0

Asset sales pending:
Interests in independent power projects (estimated proceeds)	$257.0
Canadian networks (estimated proceeds)	$1,047.0

Discontinued Operations

        The results of operations of Aquila’s Canadian networks, which are in the process of being sold, were moved to discontinued operations in 2003, as were the results from two consolidated independent power plants which are expected to be sold in March 2004.

        In connection with the 2002 sales of its natural gas storage facilities, gas gathering and pipeline assets, merchant loan portfolio and coal terminal, Aquila reported the results of these businesses as discontinued operations in its consolidated income statements for the three years ended December 31, 2003.

Liquidity

        Since reporting significant net losses and negative cash flows from operations in 2002, Aquila has had to operate with non-investment grade credit ratings. This affected the company’s ability to raise capital through traditional financial markets. Aquila has therefore relied primarily on its existing cash position and proceeds from asset sales to meet its capital needs. Aquila expects to continue relying on these sources during the remainder of its restructuring process.

        On February 27, 2004, Aquila paid approximately $78 million to retire the note which had been used as part of the purchase of Midlands Electricity in 2002. Retiring this note eliminated the five remaining annual payments of $19 million.

        The following table reflects Aquila’s anticipated cash sources and key short-term contractual obligations for 2004, including short-term debt reported in discontinued operations:

CASH SOURCES AND KEY SHORT-TERM CONTRACTUAL OBLIGATIONS

In millions
Anticipated Cash Sources:
Cash on hand at December 31, 2003	$601.7
Pending asset sale proceeds:
Midlands Electricity	55.5
Independent power plants	257.0
Canadian utility operations (a)	913.0

Total	$1,827.2

Anticipated Debt and Long-term Gas Contract Requirements:
Short-term debt:
Bank borrowings-- Canada	$215.0
Current maturities of long-term debt:
Senior notes due on July 15 and October 1, 2004	400.0
Canadian asset securitization (b)	21.9
Miscellaneous	15.7

Subtotal	437.6

Long-term gas contract commitments	132.9

Total	$785.5

(a)     Gross proceeds net of assumed debt obligations.

(b)     This facility is secured by certain future rate collections and will be paid off in March 2004.

        Aquila plans to address its short-term obligations with cash on hand and the pending asset sale proceeds listed above. The remaining liquidity, after the pending asset sales close and the short-term obligations are satisfied, will be used for future working capital requirements and discretionary liability reductions. Liability reductions would most likely be in the form of reduction of debt and contractual liabilities, including tolling contracts and long-term gas contracts.

Collateral

        The company has had to post a substantial amount of cash or letters of credit as collateral for contractual agreements. As of December 31, 2003, Aquila had posted collateral in the form of cash or cash-collateralized letters of credit for the following:

In millions	December 31, 2003
Trading positions	$208.7
Utility cash collateral requirements	107.8
Tolling agreements	37.4
Insurance and other	28.6

Total Funds on Deposit	$382.5

        Collateral requirements for the company’s remaining trading positions will fluctuate based on movement in commodity prices and portfolio position. Assuming no movement in commodity prices, Aquila will receive the collateral it has posted for trading positions as it settles those positions in the future.

Capital Expenditures

        In 2003, Aquila had capital expenditures for property, plant and equipment of $164.8 million, not including the Canadian businesses. The capital budget for continuing operations in 2004 is $167.7 million, most of which is for maintaining and upgrading domestic utility facilities. Expenditures for the two years by business are as follows:

		Estimated
In millions	2003	2004
Domestic utilities	$125.5	$153.2
Everest Connections	12.2	8.4
Merchant Services	20.5	--
Corporate and other	6.6	6.1

Total capital expenditures	$164.8	$167.7

Domestic Networks

        Domestic Networks reported earnings before interest and taxes of $168.2 million in 2003, compared to a loss before interest and taxes of $829.6 million for 2002. The 2002 results included $932.7 million of impairment charges and net losses on sales of telecommunications assets and Quanta Services investments, as well as $21.3 million of restructuring charges resulting from the realignment of Aquila’s domestic utility businesses. Results for 2003 include $2.1 million of restructuring charges.

        Gross profit from regulated electric utilities was $7.7 million higher for 2003 compared to 2002. A Colorado rate increase effective in July 2003 contributed $9.5 million, and customer growth and favorable weather provided $7.7 million in additional margin. These increases were offset by a net $4.5 million decrease in margin from off-system sales and a net $5.3 million increase in the cost of natural gas used to fuel Aquila’s power plants and power purchased for customer needs.

        Regulated natural gas utilities contributed a $29.5 million increase in gross profit in 2003. The improvement was primarily due to rate increases in Michigan, Iowa and Nebraska that added $14.1 million in revenue, $6.3 million of reserves released upon conclusion of multi-year gas cost recovery filings in various states, and $2.4 million from growth in the number of customers served.

        Gross profit of non-regulated gas operations declined by $24.6 million in 2003, largely reflecting the sale of non-regulated retail gas operations at the close of the 2002 third quarter. Gross profit for other non-regulated operations was $8.1 million higher in 2003, primarily due to an increase in the number of customers served by Everest Connections.

        Operating and maintenance costs declined by $29.6 million in 2003, primarily due to three factors. Labor and other costs decreased by $15.6 million following the 2002 restructuring of the company’s domestic utilities; restructuring Everest Connections brought savings of $6.5 million in 2003; and the Quanta proxy contest resulted in costs of $5.5 million in 2002 but none in 2003.

International Networks

        International Networks reported earnings before interest and taxes of $12.9 million for 2003 compared to a loss before interest and taxes of $140.1 million in 2002. Impairment charges and net loss on sale of assets were $5.8 million in 2003, but $371.7 million in 2002.

        Equity in earnings of investments decreased $95.9 million in 2003 compared to 2002, primarily due to the sale of New Zealand assets in October 2002 and Australian assets in July 2003. New Zealand networks contributed equity earnings of $30.9 million in 2002, and Australian investments contributed equity earnings of $39.2 million in 2002 compared to $16.1 million in 2003. Also, Aquila did not record any equity earnings in 2003 from its interest in Midlands Electricity in the United Kingdom due to regulatory limitations on cash payments by Midlands to its owners. During 2002, the company recorded equity earnings of $41.9 million related to the Midlands investment.

        Other income increased $11.7 million in 2003 compared to 2002, primarily due to $12.3 million of foreign currency gains recognized in the 2003 second quarter.

Capacity Services

        Capacity Services reported a loss before interest and taxes of $314.5 million for 2003 compared to a loss of $113.4 million for 2002. This loss resulted primarily from $189.1 million of impairment charges and net loss on sales of assets and $23.1 million of restructuring charges.

        Gross profit in this segment decreased $69.9 million in 2003, primarily because higher natural gas prices and a lack of profitable contracted sales agreements made it uneconomical to operate non-contracted merchant generating assets. Also, Capacity Services recorded $30.5 million of mark-to-market losses mainly related to unfavorable gas hedges and a long-term power supply transaction.

Wholesale Services

        Wholesale Services reported a loss before interest and taxes of $92.2 million in 2003 compared to a loss of $566.0 million in 2002. This business had impairment charges of $182.1 million in 2002, but none in 2003. Restructuring charges were $173.8 million in 2002, but only $1.6 million in 2003.

        When Aquila began to exit wholesale energy trading in 2002, it stopped adding new or speculative positions to its trading portfolio and thus limited the earnings opportunities of that business. Wholesale Services had a gross loss of $49.7 million in 2003 compared to $99.7 million in 2002. The loss in 2003 included about $25.6 million of non-cash losses related to the sale of capacity under certain long-term gas transportation agreements at substantially less than Aquila’s future commitments, and $11.1 million related to termination of additional trading contracts. Also included in the $49.7 million loss in 2003 was approximately $37.0 million of non-cash earnings arising from the discounting of the trading portfolio related to Aquila’s long-term gas contracts.

        The remaining 2003 losses at Wholesale Services mainly stem from $45.9 million of margin losses related to long-term gas contracts.

Corporate and Other

        Earnings before interest and taxes for Corporate and other were $6.4 million in 2003 compared to a loss before interest and taxes of $37.7 million in 2002. The improvement in 2003 reflects foreign currency gains and lower restructuring charges.

Income Tax Benefit

        Aquila’s income tax benefit decreased by $51.7 million in 2003 compared to 2002, primarily as a result of lower losses before income taxes in 2003 compared to 2002, and also because in 2002 the company no longer elected to classify its Australian or Canadian investments as permanent. Certain tax benefits were not recognized on a significant amount of the 2002 losses as a result of valuation allowances being provided and certain 2002 expenses not being deductible for income tax purposes.

Conference Call, Webcast and Additional Information

        Today at 10:30 a.m. Eastern Time, Aquila will host a conference call and webcast in which senior executives will review 2003 fourth quarter and full-year results. Participants will be Chief Executive Officer Richard C. Green, Chief Operating Officer Keith Stamm and Chief Financial Officer Rick Dobson.

        To access the live webcast via the Internet, go to Aquila’s website at www.aquila.com and click on “Investors” and then the link to the webcast. Listeners should allow at least five minutes to register and access the presentation. For those unable to listen to the live broadcast, online replays will be available for two weeks, beginning approximately two hours after the presentation. Web users can go to the Investors section of the Aquila website at www.aquila.com and choose “Presentations & Webcasts.” Replay also will be available by telephone through March 17 at 800-405-2236 in the United States, and at 303-590-3000 for international callers. Callers need to enter the access code 570522 when prompted.

        The company filed its 2003 annual report on Form 10-K yesterday. The report and other current and historical financial information are available at www.aquila.com. Click on “Annual and Quarterly Reports” in the Investors section.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving customers in seven states and in two Canadian provinces. The company also owns and operates power generation assets. At December 31, 2003, Aquila had total assets of $7.7 billion. More information is available at www.aquila.com.

“EBIT”

        Aquila uses the term earnings before interest and taxes (“EBIT”) as a performance measure for segment financial analysis. The term is not meant to be considered an alternative to net income or cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, as an indicator of operating performance or as a measure of liquidity or other performance measures used under generally accepted accounting principles. In addition, the term may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements

        This news release contains the forward-looking statement that Aquila expects to complete the sales of its interests in 12 independent power projects and its Canadian operations in 2004. This forward-looking statement involves risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those anticipated include that the company may not be able to obtain approvals or satisfy closing conditions necessary to complete its planned asset sales.

AQUILA, INC.

Consolidated Statements of Income

	3 Mos. Ended Dec. 31		Year Ended Dec. 31
In millions, except per share amounts	2003	2002	2003	2002
Sales	$461.8	$321.8	$1,674.0	$2,041.1
Cost of sales	298.0	330.9	1,124.1	1,492.0

Gross profit	163.8	(9.1)	549.9	549.1

Operating expenses:
Operating expenses	135.9	136.3	539.8	609.9
Restructuring charges	.5	22.4	28.2	210.2
Impairment charges and net loss on asset sales	3.0	637.9	194.7	1,571.5
Depreciation and amortization expense	40.9	38.0	164.7	155.8

Total operating expenses	180.3	834.6	927.4	2,547.4

Other income (expense):
Equity in earnings of investments	8.6	38.5	69.6	166.9
Minority interest in loss of subsidiaries	--	1.2	--	7.8
Gain on sale of subsidiary stock	--	130.5	--	130.5
Other income	21.4	4.5	88.7	6.3

Total other income (expense)	30.0	174.7	158.3	311.5

Earnings (loss) before interest and taxes	13.5	(669.0)	(219.2)	(1,686.8)

Total interest expense	66.2	68.5	273.1	232.9

Loss from continuing operations before income
taxes	(52.7)	(737.5)	(492.3)	(1,919.7)
Income tax expense (benefit)	(16.0)	2.9	(141.7)	(193.4)

Loss from continuing operations	(36.7)	(740.4)	(350.6)	(1,726.3)
Earnings (loss) from discontinued operations, net of
tax	2.7	(214.8)	(326.1)	14.2
Cumulative effect of accounting change, net of
tax	--	(22.7)	--	(22.7)

Net loss	$(34.0)	$(977.9)	$(336.4)	$(2,075.1)

Weighted average shares outstanding - diluted *	195.2	187.4	194.8	161.7

Loss per share from continuing operations - diluted
	$(.19)	$(3.95)	$(1.80)	$(10.67)
Earnings (loss) per share from
discontinued operations - diluted	.01	(1.15)	.07	(2.02)
Cumulative effect of accounting change	--	(.12)	--	(.14)

Net loss per share - diluted	$(.18)	$(5.22)	$(1.73)	$(12.83)

*	Weighted average shares increased in 2003 compared to 2002 primarily as the result of the issuance of 37.5 million shares in July 2002 and the conversion of premium equity participating securities to 11.7 million common shares in November 2002.

AQUILA, INC.

Earnings (Loss) Before Interest and Taxes (EBIT)

	3 Months Ended December 31,		Favorable
In millions	2003	2002	(Unfavorable)
Global Networks:

Domestic Networks:
Utilities	$43.7	$21.3	$22.4
Quanta Services	--	1.2	(1.2)
Communications	(.6)	(211.9)	211.3

Total Domestic Networks	43.1	(189.4)	232.5
International Networks	(4.1)	(221.6)	217.5

Total Global Networks	39.0	(411.0)	450.0
Merchant Services:
Capacity Services	(20.5)	(86.1)	65.6
Wholesale Services	4.8	(160.2)	165.0

Total Merchant Services	(15.7)	(246.3)	230.6
Corporate and Other	(9.8)	(11.7)	1.9

Total EBIT	$13.5	$(669.0)	$682.5

	Year Ended December 31,		Favorable
In millions	2003	2002	(Unfavorable)
Global Networks:
Domestic Networks:
Utilities	$175.1	$125.8	$49.3
Quanta Services	.3	(699.3)	699.6
Communications	(7.2)	(256.1)	248.9

Total Domestic Networks	168.2	(829.6)	997.8
International Networks	12.9	(140.1)	153.0

Total Global Networks	181.1	(969.7)	1,150.8
Merchant Services:
Capacity Services	(314.5)	(113.4)	(201.1)
Wholesale Services	(92.2)	(566.0)	473.8

Total Merchant Services	(406.7)	(679.4)	272.7
Corporate and Other	6.4	(37.7)	44.1

Total EBIT	$(219.2)	$(1,686.8)	$1,467.6

AQUILA, INC.

Consolidated Balance Sheets

	December 31,
In millions	2003	2002
ASSETS
Cash and cash equivalents	$601.7	$386.1
Restricted cash	249.2	480.9
Accounts receivable, net	598.4	1,671.5
Price risk management assets	311.0	519.3
Other current assets	726.6	837.3
Current assets of discontinued operations	231.9	236.0

Total current assets	2,718.8	4,131.1

Property, plant and equipment, net	2,752.7	2,716.2
Investments in unconsolidated subsidiaries	312.9	914.9
Price risk management assets	492.6	393.5
Other assets	382.9	371.1
Non-current assets of discontinued operations	1,059.2	849.2

Total Assets	$7,719.1	$9,376.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long-term debt	$414.8	$355.9
Short-term debt	--	287.8
Accounts payable	488.2	1,629.5
Price risk management liabilities	290.1	469.5
Other current liabilities	699.7	645.1
Current liabilities of discontinued operations	368.5	266.0

Total current liabilities	2,261.3	3,653.8

Long-term debt, net	2,291.2	2,270.6
Deferred income taxes and credits	376.2	434.5
Price risk management liabilities	383.5	282.8
Long-term gas contracts, net	586.3	671.2
Other liabilities	273.9	269.5
Non-current liabilities of discontinued operations	187.4	185.7
Common shareholders' equity	1,359.3	1,607.9

Total Liabilities and Shareholders' Equity	$7,719.1	$9,376.0

_________________